Exhibit 2.2

EXECUTION VERSION

COMPANY NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of January 31, 2013 by and between Sycamore Networks, Inc., a Delaware corporation (“Seller”), and Sycamore Networks Solutions, Inc. (formerly known as Sunrise Acquisition Corp.), a Delaware corporation (collectively, with its Affiliates, “Buyer”).

W I T N E S S E T H

WHEREAS, Seller and Buyer have entered into an Asset Purchase and Sale Purchase Agreement, dated as of October 23, 2012 (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, the Acquired Assets, subject to Buyer’s assumption of the Assumed Liabilities, as set forth in the Purchase Agreement;

WHEREAS, Seller will derive benefits, economic or otherwise, from the sale of the Acquired Assets to Buyer;

WHEREAS, Buyer has requested, as a condition of Buyer’s willingness to enter into, and perform its obligations under, the Purchase Agreement, that Seller enter into this Agreement; and

WHEREAS, in order to induce Buyer to enter into the Purchase Agreement, Seller has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, intending to be legally bound, hereby undertakes and agrees as follows, effective as of the Closing:

1. Capitalized Terms. Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

2. Non-Competition. For a period of eighteen (18) months from the Closing Date (the “Non-Competition Period”), Seller shall not, and shall cause its Subsidiaries (other than the Transferred Subsidiaries) not to, directly or indirectly, anywhere in the United States or within any other geographical area or territory in the world where the Business is presently being conducted, engage in the business of owning, licensing, developing, marketing, manufacturing, producing, selling or distributing intelligent bandwidth management solutions software and related products and services currently constituting the Business (the “Restricted Business”); provided, however, that in no event shall the Restricted Business be deemed to include the IQ Stream Business or any extension thereof. Notwithstanding the foregoing, nothing herein shall prohibit Seller or any of its Subsidiaries (other than the Transferred Subsidiaries) from (i) owning shares of any class of securities of Tejas Networks India Private Limited or any successor thereto representing not more than fifteen percent (15%) of the outstanding equity interests thereof (not taking into account any reduction in outstanding equity interests due to any stock buyback or otherwise), (ii) being a passive owner of not more than three percent (3%) of the outstanding shares of any class of securities of a Person that, directly or indirectly, engages in the Restricted Business, (iii) performing services for, licensing patents to or receiving services from Buyer or any of its Affiliates pursuant to the Related Agreements, (iv) acquiring, and after such acquisition, owning an interest in another Person (or its successor) who is engaged, directly or indirectly, in the Restricted Business if such Restricted Business generated less than the lesser of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) of total consolidated annual revenues and fifteen percent (15%) of such Person’s total consolidated annual revenues, in the last completed fiscal year; provided, that Seller sells, terminates or otherwise disposes of such Restricted Business within one (1) year, or (v) selling products to, servicing, soliciting or receiving products or services from or otherwise engaging in any commercial activities with (in each case, in the ordinary course of business) a Person engaged in the Restricted Business or any customer, supplier, licensor or licensee of the Restricted Business or Buyer so long as neither Seller nor any of its Subsidiaries engages in or participates in the Restricted Business.

3. Non-Solicitation. During the Non-Competition Period, Seller shall not, and shall cause its Subsidiaries (other than the Transferred Subsidiaries) not to, (a) directly or indirectly, hire, engage or employ (as an employee, consultant or otherwise) any New Buyer Employee or other employees of Buyer other than any of the independent contractors set forth on Schedule I attached hereto (collectively, “Buyer Employees”), (b) through any director or officer of Seller, directly or indirectly, solicit for employment or the engagement of services of any Buyer Employee or induce or attempt to induce any Buyer Employee to leave his or her employment with Buyer, or in any way intentionally interfere with the employment relationship between any Buyer Employee and Buyer or any Affiliate of Buyer, in each case for the purpose of employing or engaging the services of such Buyer Employee or soliciting such Buyer Employee to become an employee or consultant of Seller or its Subsidiaries or any other Person; provided, however, that nothing herein shall preclude Seller from employing or soliciting any Buyer Employee (i) who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement or internet posting) not specifically targeting such Buyer Employee or (ii) following the termination of such Buyer Employee’s employment with Buyer for any reason, provided, that Seller has not induced such Buyer Employee to terminate his or her employment in breach of Seller’s obligations hereunder, or (c) take any action or attempt to take any action with the intent of impairing any material relationship, contractual or otherwise, between the Buyer and any customer, supplier, consultant, independent contractor, distributor or reseller.

4. Confidentiality. The parties agree that the terms of the confidentiality provisions of Section 9.5 of the Purchase Agreement are incorporated herein as if fully set forth herein.

5. Reasonableness of Restrictions. Seller acknowledges and agrees that the restrictive covenants contained herein are necessary for the protection of the business investment by Buyer in the acquisition of the Acquired Assets pursuant to the Purchase Agreement and are reasonable in terms of time, geographic area, scope and content.

6. Severability. Any term or provision of this Agreement that a court deems invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, Buyer and Seller agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7. Remedies. Each of Buyer and Seller acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that (i) the parties shall be entitled to (in a court of competent jurisdiction as set forth in Section 13) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Each of Seller and Buyer acknowledges and agrees that each Party shall be entitled to monetary damages for a willful or intentional breach of this Agreement. In no event shall any party be responsible and liable for any monetary damages or other amounts under this Agreement that are special, indirect, incidental, consequential, exemplary or punitive damages.

8. Successors and Assigns. This Agreement shall inure to the benefit of Buyer and its successors and assigns, shall be binding upon Seller and its successors and assigns.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all promises, representations, understandings, warranties, covenants and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed.

10. Termination, Amendments and Waivers. This Agreement may be terminated by the mutual agreement of Buyer and Seller. No such termination or any amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by both Buyer and Seller. No failure on the part of Buyer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

11. Construction. Buyer and Seller acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

12. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one (1) Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one Business Day or (b) facsimile; provided electronic confirmation of successful transmission is received by the sending party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth on respective signature pages hereto.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each of Buyer and Seller (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or any other federal or state court in the State of Delaware if it is determined that the Court of Chancery does not have jurisdiction over such action) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of Buyer and Seller waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12. Nothing in this Section 13, however, shall affect the right of either party to serve legal process in any other manner permitted by law.

14. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

15. Costs and Expenses. In the event of litigation relating to this Agreement, the non-prevailing party shall be liable and pay to the prevailing party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed by facsimile or .PDF signature.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SYCAMORE NETWORKS, INC.

By:	/s/ Daniel E. Smith
Daniel E. Smith
President and Chief Executive Officer

220 Mill Road
Chelmsford, MA 01824
	Telecopy:	(978) 367-4494
	Attention:	General Counsel

SYCAMORE NETWORKS SOLUTIONS, INC. (F/K/A SUNRISE ACQUISITION CORP.)

By:	/s/ Douglas R. Bayerd
Douglas R. Bayerd
Secretary

c/o Marlin Equity Partners III, L.P.
338 Pier Avenue
Hermosa Beach, CA 90254
	Telecopy:	(310) 364-0110
	Attention:	Nick Kaiser

SIGNATURE PAGE TO COMPANY NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

SCHEDULE I

CERTAIN INDEPENDENT CONTRACTORS

Robert Salvo

Suzanne Zabitchuk

Gerald Campenella